Exhibit 3.6

| Filed in the Office of | Business Number E0149142014-4 |
|---|---|
| Barbara K. Cegavske (signature) | Filing Number 20201103858 |
| Secretary of State State Of Nevada | Filed On 12/16/2020 8:00:00 AM |
| | Number of Pages 17 |

**BARBARA K. CEGAVSKE**
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity: Medicine Man Technologies, Inc.<br>Entity or Nevada Business Identification Number (NVID): E0149142014-4 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing: Series A Cumulative Convertible Preferred Stock |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | [ ] Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>[ ] Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>The board of directors hereby designates the corporation's "Series A Cumulative Convertible Preferred Stock" as set forth in the attached pages. |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X (signature) Signature of Officer Date: 12/16/2020 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

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MEDICINE MAN TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Nevada Revised Statutes ("NRS") 78.195 and 78.1955, the under signed officer of Medicine Man Technologies, Inc., a Nevada corporation (the "Corporation") , hereby certifies:

The Articles of Incorporation of the Corporation, as amended to date (and as further amended from time to time, the "Articles of Incorporation"), confer upon the Corporation's Board of Directors (the " Board of Directors") the authority to provide for the designation and issuance of shares of preferred stock, par value $0.001 per share, in a series and to establish the number of shares to be included in such series and to fix the designation, rights, preferences, privileges and restrictions granted and imposed upon any of the shares of such series. The Board of Directors has duly adopted the following resolution creating a series of the Corporation's preferred stock designated as the Series A Cumulative Convertible Preferred Stock:

RESOLVED , that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation , such series of preferred stock, par value $0.001 per share, of the Corporation is hereby created, and that the designation and number of shares thereof and the rights , preferences, privileges and restrictions of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

l.              Definitions. For the purposes hereof, the following terms shall have the following meanings :

"Anticipated Change of Control Notice" shall have the meaning set forth in Section 6(b).

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

"Change of Control Transaction" means the occurrence after the date hereof of any of: (a) the acquisition by any Person, including any syndicate or group deemed to be a " person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of related purchases , mergers or other acquisition transactions of shares of the Corporation, in each case, which such transaction or transactions are with the Corporation or approved by the Board of Directors, entitling that person to exercise more than a majority of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); (b) the Corporation merges into or consolidates with any other Person , or any Person merges into or consolidates with the Corporation and, after giving effect to such transact ion, the stockholders of the Corporation immediately prior to such transaction own less than a majority of the aggregate voting power of the Corporation or the successor entity of such transaction immediately after such transaction; (c) the Corporation voluntarily sells, leases, transfers or otherwise disposes, in a single transaction or a series of related transactions , all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than a majority of the aggregate voting power of the acquiring entity immediately after such transaction; or (d) the Common Stock ceases to be listed on any Trading Market.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Conversion Price" shall have the meaning set forth in Section 7(a)( i).

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"Conversion Shares" means, collectively the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

"Cumulative Dividend" shall have the meaning set forth in Section 4(a).

"Deemed Liquidation" shall have the meaning set forth in Section 6(b).

"Deemed Liquidation Election" shall have the meaning set forth in Section 6(b).

"Dividend Payment Date" shall have the meaning set forth in Section 4(a).

"Forced Conversion Date" shall have the meaning set forth in Section 7(b)(ii).

"Forced Redemption Notice" shall have the meaning set forth in Section 9(b).

"Holder" shall have the meaning given such term in Section 4(a).

"Junior Securities" shall have the meaning set forth in Section 3.

"Liquidation" shall have the meaning set forth in Section 6(a).

"Listing Event" means the listing of the Corporation’s Common Stock on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, followed within 90 days thereafter by a public offering of Common Stock that generates gross proceeds to the Corporation of no less than $100 million.

"MNPI" shall have the meaning set forth in Section l l( h).

"Notice of Forced Conversion" shall have the meaning set forth in Section 7(b)(ii).

"Notice of Forced Conversion Date" shall have the meaning set forth in Section 7(b)(ii).

"Notice of Voluntary Conversion" shall have the meaning set forth in Section 7(a)(ii).

"Original Issue Date" means the date of the first issuance by the Corporation of any share of the Preferred Stock.

"Parity Securities" shall have the meaning set forth in Section 3.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Preference Amount" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 4.

"Preferred Stock" shall have the meaning set forth in Section 2.

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"Redemption Price" shall have the meaning set forth in Section 9(c).

"Representatives" shall have the meaning set forth in Section 11(h).

"Senior Securities" shall have the meaning set forth in Section 3.

"Share Delivery Date" shall have the meaning set forth in Section 7(c).

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT , the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTC Bulletin Board, OTCQB, OTCQX or any recognized stock exchange in North America (or any successors to any of the foregoing).

"Voluntary Conversion Date" shall have the meaning set forth in Section 7(a)( ii).

2.              Designation, Par Value and Preference Amount. The series of preferred stock is hereby designated as Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 60,000. Each share of Preferred Stock shall have a par value of $0.001 per share and a preference amount equal to $1,000, subject to increase as set forth in Section 4 below (the "Preference Amount") .

3.              Ranking. Unless provided otherwise in this Certificate of Designation, the Preferred Stock, with respect to conversion rights, redemption payments, and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation or a Change of Control Transaction , shall rank: (a) senior to the Common Stock and any other class of capital stock or other securities the Corporation issued after the effective date of this Certificate of Designation , the terms of which do not provide that they rank senior to the Preferred Stock (collectively, "Junior Securities"); (b) on parity with any class of capital stock or other securities the Corporation issues after the effective date of this Certificate of Designation , the terms of which provide that they rank on parity with the Preferred Stock (collectively, "Parity Securities"); (c) junior to each class of capital stock or other securities the Corporation issues after the effective date of this Certificate of Designation, the terms of which provide that such securities rank senior to the Preferred Stock (collectively, "Senior Securities"); and (d) junior to all of the Corporation's existing and future indebtedness.

4.              Dividends.

(a)               Dividends in Kind. Holders of Preferred Stock (each, a "Holder," and collectively, the "Holders") shall be entitled to receive , and the Corporation shall pay, a cumulative dividend (each, a "Cumulative Dividend" and collectively, "Cumulative Dividends") at the rate of 8% per annum on the Preference Amount per share, payable annually on each anniversary of the Original Issue Date, to Holders of record on each such payment date (each such date, a "Dividend Payment Date"), by having each such Cumulative Dividend automatically accrete as of the relevant Dividend Payment Date to, and inc rease, the outstanding Preference Amount , and shall thereafter be considered fully paid and no longer accrued and unpaid Cumulative Dividends.

(b)              Dividend Calculations. Cumulative Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-calendar-day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are funds of the Corporation legally available for the payment of dividends in accordance with NRS 78.288 or otherwise. Cumulative Dividends shall cease to accrue with respect to any share of Preferred Stock upon the conversion or redemption of such share.

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5.                  Voting Rights. On any matter presented to the Corporation's stockholders for their action or consideration at any meeting of the Corporation's stockholders (or by written consent of stockholders in lieu of meeting), each Holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder would convert into as of the record date for determining stockholders entitled to vote on such matter as if such shares of Preferred Stock were convertible as of such date. Except as provided by law or by the other provisions of the Articles of Incorporation , Holders shall vote together with the holders of Common Stock as a single class.

6.                  Liquidation.

(a)               General. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (each, a "Liquidation"), the Holders shall be entitled, together and pro rata with the holders of Parity Securities, to be paid out of the Corporation's assets available for distributions to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Preference Amount for each share of Preferred Stock plus the pro rata portion of the amount of the next Cumulative Dividend for the period between the previous Dividend Payment Date and the date of such Liquidation, and if the assets of the Corporation shall be insufficient to pay such amounts in full, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

(b)              Change of Control Transaction. In the event the Corporation anticipates consummating a Change of Control Transaction, at least 21 days prior to the consummation of such Change of Control Transaction, the Corporation shall provide written notice to the Holders disclosing the material terms of such Change of Control Transaction and the anticipated consummation date (an "Ant ic ipated Change of Control Notice"). At the written election of the Corporation to the Holders or the Holders holding not less than a majority of the then issued and outstanding shares of Preferred Stock to the Corporation, in each case, no more than 10 days after the Anticipated Change of Control Notice is deemed delivered hereunder (a "Deemed Liquidation Election"), such Change of Control Transaction shall be deemed a Liquidation for purposes of this Section 6 (a "Deemed Liquidation"). Upon the consummation of a Deemed Liquidation, the Holders shall, in consideration of cancellation of their shares of Preferred Stock, be entitled. together and pro rata with the holders of Parity Securities, to the same rights such Holders are entitled to under this Section 6 upon the occurrence of a Liquidation. The amount deemed paid or distributed to the Holders under Section 6(a) upon a Deemed Liquidation in consideration of cancellation of their shares of Preferred Stock shall be the cash or the value of the property, rights or securities paid or distributed to the Holders in such Deemed Liquidation. The value of such property, rights or securities shall be equal to the fair market value, as determined in good faith by the Board of Directors.

7.                  Conversion.

(a)              Voluntary Conversions at Option of Holder.

(i)                General. Each share of Preferred Stock shall be convertible at the option of the Holder thereof (1) after the occurrence of a Listing Event, (2) after the receipt of an Anticipated Change of Control Notice (even if the Corporation shall have sent a Deemed Liquidation Election), but solely in the event the Change of Control Transaction that is the subject of such Anticipated Change of Control Notice is consummated, (3) after the receipt by the Holders of a Forced Redemption Notice, but solely with respect to the shares of Preferred Stock that are the subject of such Forced Redemption Notice, and (4) at any time after the first anniversary of the Original Issue Date, in each case, into that number of shares of Common Stock determined by dividing (x) the Preference Amount of such share of Preferred Stock, plus the pro rata portion of the amount of the next Cumulative Dividend for the period between the previous Dividend Payment Date and the date of such conversion, by (y) $1.20, subject to adjustment as provided herein (as adjusted, the "Conversion Price"); provided that, in each Notice of Voluntary Conversion, a Holder must request conversion of (X) a number of shares of Preferred Stock having an aggregate Preference Amount equal to or exceeding $100,000, or, (Y) if less, all of the shares of Preferred Stock held by such Holder.

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(ii)              Notice of Voluntary Conversion. Holders shall effect any conversion under Section 7(a) by providing the Corporation (or its agent appointed to administer conversion of the Preferred Stock) with a notice in the form attached hereto as Annex A (each, a "Notice of Voluntary Conversion"), (1) in the case of the occurrence of a Listing Event, within 90 days thereafter, (2) in the case of an Anticipated Change of Control Notice, no more than 14 days after such Anticipated Change of Control Notice is deemed delivered hereunder, and (3) in the case of a Forced Redemption Not ice, no more than 10 days after such Forced Redemption Notice is deemed delivered hereunder. Each Notice of Voluntary Conversion shall specify the number of shares of Preferred Stock a Holder elects to be converted and, in the case of a Listing Event or a Forced Redemption Notice, the date on which such conversion is to be effected, which date may not be prior to the date the applicable Notice of Voluntary Conversion is delivered to the Corporation or its agent appointed to administer conversion of the Preferred Stock (such date, the "Voluntary Conversion Date"). If no number of shares of Preferred Stock is specified as elected to be converted in a Notice of Voluntary Conversion, all shares of Preferred Stock held by the Holder shall be deemed to be elected to be converted. If no Voluntary Conversion Date is specified in a Notice of Voluntary Conversion, in the case of a Listing Event or a Forced Redemption Notice, the Voluntary Conversion Date shall be the date that such Notice of Voluntary Conversion to the Corporation is deemed delivered hereunder. The Voluntary Conversion Date in the case of an Anticipated Change of Control Notice shall be the date of the consummation of the Change of Control Transaction that is the subject of such Anticipated Change of Control Notice. Upon delivery of the Notice of Voluntary Conversion by a Holder, in the case of a Listing Event, a Forced Redemption Notice or voluntary conversion after the second anniversary of the Original Issue Date, such Holder shall be deemed for all purposes to have become the holder of record of the Conversion Shares with respect to which the Preferred Stock has been converted, irrespective of the date of delivery of the certificates evidencing such Conversion Shares. No ink-original Notice of Voluntary Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Voluntary Conversion form be required. The calculations and entries set forth in the Notice of Voluntary Conversion shall control in the absence of manifest or mathematical error. Further, the calculations made by the Corporation or its agent appointed to administer conversion of the Preferred Stock concerning information required in a Notice of Voluntary Conversion in the form attached hereto as Annex A that is not actually provided in a Notice of Voluntary Conversion, shall control in the absence of manifest or mathematical error. To effect any conversion of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Voluntary Conversion Date at issue. With respect to Preferred Stock held in electronic form through a broker, bank or other nominee, if required by the transfer agent, Holder shall cause its broker, bank or nominee to return to the Corporation, in electronic form, the number of shares of Preferred Stock being converted.

(b)              Forced Conversion by Corporation.

(i)                General. At the election of the Corporation (l) within 90 days after the occurrence of a Listing Event, or (2) subject to Holders' rights under Section 6(b) and 9(a), within 14 days after an Anticipated Change of Control Notice is deemed delivered hereunder, in each case, each share of Preferred Stock shall be convertible, at the option of the Corporation, into that number of shares of Common Stock determined by dividing (x) the Preference Amount of such share of Preferred Stock plus the pro rata portion of the amount of the next Cumulative Dividend for the period between the previous Dividend Payment Date and the date of such conversion, by (y) the Conversion Price. Notwithstanding anything to the contrary herein, the Corporation shall not have the option to force conversion of the Preferred Stock under this Section 6(b) in the event that the Common Stock ceases to be listed on any Trading Market.

(ii)              Notice of Forced Conversion. The Corporation shall effect any conversion under Section 7(b)(i) by delivering a written notice to all Holders (a "Notice of Forced Conversion," and the date such notice is delivered to all Holders, the "Notice of Forced Conversion Date"). Each Notice of Forced Conversion shall specify the number of shares of Preferred Stock the Corporation elects to be converted. If no number of shares of Preferred Stock is specified as elected to be converted in a Notice of Forced Conversion, all shares of Preferred Stock held by the Holder shall be deemed to be elected to be converted. Each conversion under Section 7(b)(i) shall be deemed to occur (1) in the case of a Listing Event, on the second Trading Day following the Notice of Forced Conversion Date is deemed delivered hereunder, and (2) in the case of an Anticipated Change of Control Notice, on the date of the consummation of the Change of Control Transaction that is the subject of such Anticipated Change of Control Notice (such date, the "Forced Conversion Date"). Notwithstanding the foregoing, for any Notice of Forced Conversion in connection with an Anticipated Change of Control Notice to be effective, the Change of Control Transaction that is the subject of such Anticipated Change of Control Notice must not be or become subject to a Deemed Liquidation Election. No ink-original Notice of Forced Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Forced Conversion fonn be required. The calculations and entries set forth in the Notice of Forced Conversion shall control in the absence of manifest or mathematical error. Further, the calculations made by the Corporation or its agent appointed to administer conversion of the Preferred Stock concerning information required in a Notice of Forced Conversion that is not actually provided in a Notice of Forced Conversion, shall control in the absence of manifest or mathematical error. Upon receipt of a Notice of Forced Conversion, each Holder shall (i) surrender the certificate(s) representing the shares of Preferred Stock to be converted to the Corporation , and .(ii) with respect to Preferred Stock held in electronic form through a broker, bank or other nominee, if required by the transfer agent, cause its broker, bank or nominee to return to the Corporation, in electronic form, the number of shares of Preferred Stock being converted.

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(c)              Mechanics of Conversion.

(i)                Delivery of Conversion Shares Upon Conversion. Not later than five Trading Days after any Voluntary Conversion Date or Forced Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder: (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of any amount payable under Section 7(c)(iii). The Corporation shall deliver the Conversion Shares in certificated form if the converted shares of Preferred Stock were held in certificated form and electronically through the Depository Trust Company or another established clearing corporation performing similar functions if the converted shares of Preferred Stock were held in electronic form.

(ii)               Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of the Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock then issuable (taking into account the adjustments of Section 8) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock issued in accordance with the terms of this Certificate of Designation shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

(iii)             Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv)             Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes or transfer taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares, if applicable.

8.                  Certain Adjustments.

(a)              Stock Splits and Combinations.

(i)                 If the Corporation shall at any time or from time to time after the Original Issue Date increase the number of outstanding shares of Preferred Stock by means of a subdivision (including by way of a stock split), reclassification or other similar event of the outstanding shares of Preferred Stock, the applicable Preference Amount in effect immediately before that subdivision, reclassification or other similar event shall be proportionately reduced.

(ii)               If the Corporation shall at any time or from time to time after the Original Issue Date decrease the number of outstanding shares of Preferred Stock by means of a combination (including by way of a reverse stock split), reclassification or other similar event of the outstanding shares of Preferred Stock, the applicable Preference Amount in effect immediately before that combination, reclassification or other similar event shall be proportionately increased.

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(iii)            If the Corporation shall at any time or from time to time after the Original Issue Date increase the number of outstanding shares of Common Stock by means of a subdivision (including by way of a stock split), reclassification or other similar event, of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision, reclassification or other similar event shall be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

(iv)             If the Corporation shall at any time or from time to time after the Original Issue Date decrease the number of outstanding shares of Common Stock by means of a combination (including by way of a reverse stock split), reclassification or other similar event, of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that combination, reclassification or other similar event shall be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

(v)               Any adjustment under this subsection shall become effective at the close of business on the date the subdivision, combination, reclassification or other similar event becomes effective.

(b)              Stock Dividends.

(i)               If the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then , in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend.

(ii)              Notwithstanding the foregoing, (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(c)               Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d)                    Notice of Adjustment to Conversion Price. Whenever the Conversion Price or Preference Amount is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a written notice setting forth the Conversion Price or Preference Amount, as applicable, after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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9.                  Redemption.

(a)               Voluntary Redemption. At the written election of any Holder (i) within 90 days after a Listing Event, (ii) at any time after the fifth anniversary of the Original Issue Date, (iii ) within 14 days after an Anticipated Change of Control Notice is deemed delivered hereunder, or (iv) within 5 days after a Notice of Forced Conversion shall be deemed to have been sent, such Holder may elect to have the Corporation redeem all or any portion of such Holder's shares of Preferred Stock for the Redemption Price per share. Notwithstanding the foregoing, for any redemption request in connection with an Anticipated Change of Control Notice to be effective, the Change of Control Transaction that is the subject of such Anticipated Change of Control Notice (x) must not be or become subject to a Deemed Liquidation Election, and (y) must be consummated. Notice of redemption must be given by a Holder to the Corporation at least 20 Business Days before the desired redemption date. Notwithstanding the foregoing, after receipt of a redemption notice from a Holder, the Corporation may elect to defer such redemption by deferring the redemption date one or more times until no later than the date that is 12 months (the "Deferral Period") from the redemption date originally requested by such Holder by providing written notice to such Holder of such deferral within 20 Business Days before the redemption date originally requested by such Holder; provided that the Cumulative Dividends on the Preferred Stock during such deferred redemption period shall be increased to a rate of 10% per annum on the Preference Amount per share for the first 6 months of the Deferral Period and shall thereafter increase to a rate of 15% per annum on the Preference Amount per share. Notwithstanding anything to the contrary herein, during the Deferral Period the Corporation shall act in good faith, use all commercially reasonable efforts to pay the full redemption amount as soon as practicable, and shall not take any actions that are intended to delay or reduce the payment of the full redemption amount as soon as practicable.

(b)               Forced Redemption. At the option of the Corporation, at any time within 90 days after a Listing Event, the Corporation may elect to redeem all or any portion of Preferred Stock for the Redemption Price per share. Notice of redemption (a "Forced Redemption Notice") shall be given by the Corporation to the Holders as provided in Section l l(a), and must be given at least 20 days before the desired redemption date.

(c)               Redemption Price; Miscellaneous. The redemption price for any shares of Preferred Stock to be redeemed shall be payable in cash, out of funds legally available there for, and shall be equal to the Preference Amount per share plus the pro rata portion of the amount of the next Cumulative Dividend for the period between the previous Dividend Payment Date and the date of such redemption (the "Redemption Price"). If fewer than all of the outstanding shares of Preferred Stock are to be redeemed at any time, the Corporation shall redeem shares proportionally from all Holders. Notwithstanding anything herein to the contrary, the Corporation may repurchase shares of Preferred Stock in the open market or in privately negotiated transactions at any time.

10.                  Cannabis Law Compliance and Unsuitability Redemption. Each Holder shall (a) take all action reasonably required by such Holder in such Holder's capacity as a holder of Preferred Stock to comply with applicable state cannabis laws and regulations, including, without limitation, making all requisite filings under such laws and regulations as and when required and reasonably keep the Corporation apprised of the same, and (b) upon the Corporation's reasonable request, at the Corporation's sole cost and expense, reasonably cooperate with the Corporation with respect to any Corporation report, filing, notification or other communication with or to any state governmental authority related to the Corporation's licenses, approvals, consents or obligations under state cannabis laws and regulations related to such Holder's capacity as a holder of Preferred Stock, including, without limitation, any investigation or inquiry by a state governmental authority related to any of the foregoing . The Corporation shall have the right but not the obligation to redeem all or any portion of the shares of Preferred Stock held by such Holder for cash at a per share purchase price equal to the greater of (i) the Preference Amount plus the pro rata portion of the amount of the next Cumulative Dividend for the period between the previous Dividend Payment Date and the date of such redemption per share, and (ii) (x) the Preference Amount plus the pro rata portion of the amount of the next Cumulative Dividend for the period between the previous Dividend Payment Date and the date of such redemption per share divided by (y) the Conversion Price, and then multiplying the quotient by (z) the average closing price of the Common Stock as reported on the Trading Market for the Common Stock for the 45 Trading Days immediately preceding the date of such redemption not ice, on not less than five days' written notice, if such Holder or one of its affiliates is determined to be unsuitable or disqualified to own a direct or indirect interest in the Corporation by a state governmental authority, including, without limitation, the Colorado Marijuana Enforcement Division; provided, that, (A) to the extent permitted by the applicable state governmental authority without jeopardizing the Corporation's licenses, approvals, consents or obligations under state cannabis laws and regulations, the Corporation shall provide such Holder with a reasonable period to cure the cause for such determination or disqualification prior to such redemption, (B) the Corporation shall only redeem the Holder's shares of Preferred Stock to the extent necessary to comply with applicable state cannabis laws and regulations, and (C) the redemption price per share shall be equal to such Holder's original purchase price per share if such Holder or one of its affiliates is determined by a state governmental authority to have been unsuitable or disqualified at the time of such Holder's acquisition of shares of Preferred Stock.

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11.                  Miscellaneous.

(a)               Notices. Notices, consents, waivers or other communications required or permitted to be given hereunder including, without limitation, any Notice of Voluntary Conversion or Notice of Forced Conversion must be in writing (other than a Notice of Voluntary Conversion or Notice of Forced Conversion required .to be submitted electronically through the Depository Trust Company) and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) upon receipt, when sent by overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be: If to the Corporation: Medicine Man Technologies, Inc., 4880 Havana Street, Suite 201, Denver, CO 80239, Telephone: (303) 371-0387, Facsimile: (303) 371- 0598, Attention: General Counsel, E-mail: dan@schwazze.com. If to a Holder, to such Holder's address and e-mail address then appearing in the books of the Corporation, with copies to such Holder's representatives, if any, then appearing in the books of the Corporation. Any notice address, facsimile number or email address for a party may be changed by delivering such other address, facsimile number and/or email address and/or to the attention of such other Person as the specified by written notice given to the Corporation or the Holders, as applicable, five calendar days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i) , (ii) or (iii) above, respectively.

(b)               Lost or Mutilated Preferred Stock Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Holder's Preferred Stock certificate, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed.

(c)               Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except upon approval of such amendment, modification or waiver pursuant to an instrument in writing executed by the Corporation and the Holders of a majority of the then outstanding shares of the Preferred Stock (and, if required pursuant to the NRS, the filing of certificate of amendment to this Certificate of Designation in accordance with NRS 78.1955), and any such written amendment, modification or waiver shall be binding upon the Corporation and each holder of Preferred Stock; provided that no such action shall modify or waive (i) the definition of Preference Amount, (ii) the rate at which or the manner in which Cumulative Dividends accrue or accumulate or the times at which such Cumulative Dividends become payable pursuant to Section 4, or (iii) this Section 11(c), without the prior written consent of each holder of the then outstanding shares of Preferred Stock notwithstanding anything to the contrary set forth in this Certificate of Designation or the NRS (including, without limitation, RS 78.1955), no consent or approval of the holders of any Senior Securities, Parity Securities or Junior Securities shall be required in connection with any amendment , modification or waiver of this Certificate of Designation.

(d)               Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e)               Severability. If any provision of this Certificate of Designation is in valid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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(f)              Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)              Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized and unissued shares of the Corporation's preferred stock, shall no longer be designated as Series A Cumulative Convertible Preferred Stock, and thereafter may be designated and issued as part of another series of the Corporation’s preferred stock.

(h)               Material Non-Public Information. In the event that the Corporation believes that a notice provided by the Corporation to any Holder under this Certificate of Designation contains material, nonpublic information relating to the Corporation or its subsidiaries ("MNPI"), the Corporation shall so indicate to such Holder contemporaneously with delivery of such notice. Each Holder agrees that such Holder will not disclose any MNPI it receives under the terms of this Certificate of Designation to any individual or entity, except to such Holder's affiliates, employees, officers, directors, partners, managers, shareholders, members, equity-owners, agents, attorneys, accountants or advisors (collectively, "Representatives") who: (1) need to know such MNPI to assist such Holder, or act on its behalf, in such Holder's capacity as a Holder or to exercise its rights under this Certificate of Designation; (2) are informed by such Holder of the confidential nature of such MNPI; and (3) are subject to confidentiality duties or obligations to such Holder that are no less restrictive than the terms and conditions of this Section 11(h). Each Holder agrees that it shall be responsible for any breach of this Section 11(h) caused by any of its Representatives, unless such Representatives entered into a separate confidentiality agreement with the Corporation.

Notwithstanding the foregoing, this Section 11(h) does not prohibit a Holder from reporting, or communicating or participating in any investigation or proceeding with respect to, possible violations of U.S. federal securities laws or regulation to any U.S. federal governmental agency or entity, including , without limitation, the U.S. Department of Justice, the Securities and Exchange Commission, the U.S. Congress and any U.S. agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. No prior authorization from the Corporation is required for such reports, communications or participation nor does a Holder need to notify the Corporation that such Holder has made such report or communication or is participating in any such investigation or proceeding.

*********************

IN WITNESS WHEREOF, the undersigned officer of Medicine Man Technologies, Inc. has executed this Certificate of Designation as of December 16, 2020.

MEDICINE MAN TECHNOLOGIES, INC.

By: /s/ Nancy Huber

Name: Nancy Huber

Title: Chief Financial Officer

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ANNEX A

NOTICE OF VOLUNTARY CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Cumulative Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Medicine Man Technologies, Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion , except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _________________________________

Number of shares of Preferred Stock to be Converted: __________________________________________

Preference Amount of shares of Preferred Stock to be Converted: _________________________________

Number of shares of Common Stock to be Issued: _____________________________________________

Applicable Conversion Price: ____________________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: __________________________________

Address for Delivery: _________________________________

or

DWAC Instructions:

Broker no: _______________

Account no: _______________

HOLDER

By: _________________________________

Name:

Title:

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